Exhibit 4.2


            AMENDMENT NO. 1 TO AMENDED AND RESTATED RIGHTS AGREEMENT


     AMENDMENT NO. 1 TO AMENDED AND RESTATED RIGHTS AGREEMENT (the "Rights Agreement"), dated as of May 9, 1996, between THE LOUISIANA LAND AND EXPLORATION COMPANY, a Maryland corporation (the "Company"), and FIRST CHICAGO TRUST COMPANY OF NEW YORK, a subsidiary of First Chicago NBD Corporation (the "Rights Agent").

                               W I T N E S S E T H


     WHEREAS, the Company and the Rights Agent entered into the Rights Agreement specifying the terms of the Rights (as defined therein);

     WHEREAS, the Company intends to enter into the Agreement and Plan of Merger (the "Merger Agreement"), dated as of July 16, 1997, by and among Burlington Resources Inc., a Delaware corporation ("Parent"), BR Acquisition Corporation, a Maryland corporation and a wholly owned subsidiary of Parent ("Sub"), and the Company, relating to the combination of Parent and the Company pursuant to a merger of Sub with and into the Company;

     WHEREAS, pursuant to the Merger Agreement, the Company intends to enter into a stock option agreement, dated as of July 16, 1997, between Parent and the Company, pursuant to which Parent shall be granted the option to purchase shares of capital stock, par value $.15 per share, of the Company; and

     WHEREAS, the Company and the Rights Agent desire to amend the Rights Agreement in accordance with Section 27 of the Rights Agreement and this Amendment No. 1.

     NOW, THEREFORE, in consideration of the premises and mutual agreements set forth in the Rights Agreement and this Amendment No. 1, the parties hereby agree as follows:

     1. The Rights Agreement is amended by deleting the word "or" before "(ii)" in the definition of Acquiring Person in Section 1(a) and adding a new clause
(iii) as follows:

     ", or (iii) Burlington Resources Inc., a Delaware corporation ("Parent"), and BR Acquisition Corporation, a Maryland corporation and a wholly owned subsidiary of Parent ("Sub"), solely as a result of the execution of (A) the Agreement and Plan of Merger (the "Merger Agreement"), dated as of July 16, 1997, by and among Parent, Sub and the Company, and (B) the stock option agreement (the "Option Agreement"), dated as of July 16, 1997, between Parent and the Company, and in each case the consummation of the transactions contemplated thereby in accordance with the terms thereof."

     2. The Rights Agreement is amended by adding a new Section 35 as follows:

     "Section 35. Merger Agreement and Option Agreement. Notwithstanding any provision herein to the contrary, neither Parent nor Sub shall be considered an Acquiring Person under this Agreement and no Shares Acquisition Date, Triggering Event or Distribution Date shall occur in any such case as the result of the approval, execution or delivery of the Merger Agreement and the Option Agreement or the consummation of the transactions contemplated thereby."

     3. This Amendment No. 1 may be executed in two counterparts, each of which shall be deemed an original, but both which together shall constitute one and the same instrument.


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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be duly executed as of July 17, 1997.

                                    THE LOUISIANA LAND AND EXPLORATION COMPANY


                             By:    /s/ Frederick J. Plaeger, II
                                    ------------------------------
                                    Name:  Frederick J. Plaeger, II
                                    Title: Vice President, General Counsel and
                                           Corporate Secretary


                                    FIRST CHICAGO TRUST COMPANY OF NEW YORK

                             By:    /s/ Laurence A. Woods
                                    ------------------------------
                                    Name: Laurence A. Woods
                                    Title: Vice President